Exhibit E

[Letterhead of officer, director or major shareholder of TESARO, Inc.]

TESARO, Inc.

Public Offering of Common Stock

                    , 2012

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Leerink Swann LLC

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between TESARO, Inc., a Delaware corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.0001 par value (the “Common Stock”), of the Company (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement (other than on Form S-8) with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to (together, the “Exchange Act”), any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period from the date hereof until 180 days after the date of the Underwriting Agreement (the “Lock-Up Period”), other than shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock disposed of not for consideration as bona fide gifts, by estate planning or intestacy, or distributions to limited partners, members, stockholders or affiliates of the undersigned; provided that (a) each recipient of transferred shares agrees in writing to be bound by the same restrictions in place for the undersigned pursuant to this letter for the duration of the Lock-Up Period and (b) and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Offering.

If the undersigned is an officer or director of the Company, (i) Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC will notify the Company of the impending release or waiver, and (ii) Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC will require the Company to agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC waive, in writing, such extension. The undersigned hereby acknowledges that the Company may agree in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period and agrees that any such notice properly delivered will be deemed to have given to, and received by, the undersigned.

If (i) for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), (ii) the Company informs the undersigned that the Board of Directors for the Company has determined not to proceed with the Offering, (iii) the registration statement filed with the Securities and Exchange Commission in connection with the Offering is withdrawn, or (iv) the Underwriting Agreement is not executed prior to September 30, 2012, the agreement set forth above shall likewise be terminated.

Yours very truly, INTERWEST PARTNERS X, LP

By:	InterWest Management Partners X, LLC, its general partner

	By:	/s/ Arnold L. Oronsky
	Name:	Arnold L. Oronsky
	Title:	Managing Director

Address: InterWest Partners
2710 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attn: Karen Wilson Phone: 650-854-8585 E-mail: kwilson@interwest.com Fax: 650-854-4706

With a copy (which shall not constitute notice) to:

Gunderson Detmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Blvd. Redwood City, CA 94063 Attn: Marcia A. Hatch Phone: 650-463-5266 E-mail: mhatch@gunder.com Fax: 877-881-6112